Press release
For immediate release
June 3, 2009

VIRGINIA AND SOQUEM TO COMMENCE WORK IN THE GRENVILLE GEOLOGICAL PROVINCE

VIRGINIA TO ENTER INTO A NEW AGREEMENT WITH THE NUNAVIK MINERAL EXPLORATION FUND

VIRGINIA MINES’ 2009 ANNUAL REPORT AND 40-F NOW AVAILABLE

WORK IN THE GRENVILLE GEOLOGICAL PROVINCE TO COMMENCE
In the fall of 2008, Virginia Mines Inc. (“Virginia”) entered into a new strategic alliance with SOQUEM Inc.* to jointly explore some areas of the Grenville geological province. As work manager, Virginia has since conducted several EM-MAG heliborne surveys that led to the acquisition, by mean of map designation, of three properties totalling 241 claims. These properties are characterized by a geology that has great potential for discovery of nickel-copper magmatic mineralization. In certain cases, that type of mineralization is found already on these properties.

During the following months, Virginia and SOQUEM will undertake a short diamond-drill program on one of these properties to test a heliborne EM conductor associated with ultramafic rocks (pyroxenites-olivine) hosting some showings of disseminated sulphide or droplets (pyrrhotite-pentlandite-chalcopyrite) that had graded up to 0.67% Ni and 0.74% Cu. Prospecting and mechanical stripping is also planned on two other properties in order to evaluate many unexplained heliborne EM conductors. One of these conductors is located in the vicinity of a showing of disseminated sulphide (pyrrhotite-pyrite-chalcopyrite) within amphibolites, which returned values of up to 0.98% Cu and 0.29 g/t Au. Other conductors are located upstream of a pyroxenite-gabbro boulders weakly mineralized (pyrrhotite-pentlandite-chalcopyrite) that returned values of up to 0.39% Ni and 0.29% Cu.

* SOQUEM is a wholly-owned subsidiary of Société générale de financement du Québec (“SGF”). The SGF, the Quebec industrial and financial holding company, has as its mission to undertake economic development projects in the industrial sector in cooperation with partners and in compliance with the economic development policies of the Government of Quebec.

AGREEMENT WITH THE NUNAVIK MINERAL EXPLORATION FUND
Virginia announces that it has entered into a new agreement with the Nunavik Mineral Exploration Fund (“NMEF”). As per the agreement, Virginia and NMEF will jointly explore, in equal partnership, two unexplored volcanic belts located in Quebec Great North. NMEF will be the operator until December 31, 2009. Afterwards, Virginia will be in charge of the operations.

2009 ANNUAL REPORT AND 40-F NOW AVAILABLE
Virginia announces that its 2009 Annual Report is now available on SEDAR and on the SEC website. In addition, a Form 40-F report has been filed with the SEC and is available on SEC website. Both reports can also be found at www.virginia.qc.ca.

ABOUT VIRGINIA
Virginia is among the most active mining exploration companies in Quebec with a working capital of $38.5 million as at February 28, 2009, and 29,201,776 shares issued and outstanding as at April 30, 2009. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast, unexplored regions of northern Quebec

For more information, please contact:
Andre Gaumond, President,
Paul Archer, V-P Exploration or
Amelie Laliberte, Investor Relations.
200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.